Exhibit 99.g

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated December 31, 2024, between SOURCE CAPITAL, a Delaware statutory trust (hereinafter called “Source”), and FIRST PACIFIC ADVISORS, LP, a Delaware limited partnership (hereinafter called the “Adviser”).

WITNESSETH:

WHEREAS, Source and the Adviser wish to enter into an agreement setting forth the terms on which the Adviser will perform certain investment advisory and management services for Source.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, Source and the Adviser agree as follows:

1.	EMPLOYMENT OF ADVISER

Source hereby employs the Adviser to manage the investment and reinvestment of the assets of Source and to administer its affairs, to the extent described herein, subject to the supervision of the Board of Trustees of Source, for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser agrees to use its best efforts and judgment in the performance of its obligations hereunder. The Adviser shall, for all purposes herein, be deemed an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Source in any way, or otherwise be deemed an agent of Source.

2.	ADVISORY SERVICES

Subject to any general directions furnished by the Board of Trustees of Source, the Adviser agrees to formulate and implement a continuing program for the management of the assets of source and to determine from time to time what securities or other property shall be purchased or sold by Source, and the portion of its assets to be held in cash or cash equivalents, giving due consideration to, among other things, the policies of Source as expressed in Source's Certificate of Incorporation, By-Laws, Registration Statement under the Investment Company Act of 1940, as amended (the “1940 Act”), Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), and reports under the Securities Exchange Act of 1934 (the “1934 Act”), as well as to the factors affecting Source's status as a regulated investment company under the Internal Revenue Code of 1954, as amended. The Adviser shall obtain and evaluate such statistical, financial, and other information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the performance of its obligations hereunder.

3.	OTHER SERVICES AND EXPENSES OF ADVISER

The Adviser, at its own expense, shall furnish to Source:

(a)	Office space, furniture, equipment and supplies, which may be the same as occupied or used by the Adviser.

(b)	Qualified personnel for administering the affairs, managing the investments, and preparing and maintaining the books of account, records, reports and tax returns of Source, except as specified in Section 4 hereof.

(c)	Adequate facilities and qualified personnel for the placement with broker-dealers of orders for the purchase and sale of portfolio securities for Source.

1

(d)	Members of the Adviser’s organization to serve without compensation from Source as officers or agents of Source, if desired by Source.

(e)	Daily determination of total net assets.

(f)	General purpose accounting forms, supplies, stationery and postage and telephones and utilities relating to the obligations of the Adviser hereunder.

4.	EXPENSES OF SOURCE

Except to the extent expressly assumed by the Adviser herein, Source will pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, Source shall pay the following costs and expenses:

(a)	Fees and charges of independent accountants, custodian and depository and legal counsel for Source.

(b)	Fees and charges of Source's transfer agent, including the costs of maintaining Source’s shareholder account books and records, dividend disbursing agent and registrar, if any.

(c)	Costs of designing, printing, engraving and issuing certificates representing shares of Source.

(d)	Expenses, including fees and disbursements of counsel, in connection with litigation by or against Source.

(e)	Taxes, including franchise, income, issue, transfer, business license and other corporate fees payable by Source to Federal, State or other governmental agencies.

(f)	Premiums for the fidelity bond maintained by Source pursuant to Section 17 of the 1940 Act and for any errors and omissions insurance policy maintained by Source.

(g)	Dues for Source's membership in trade organizations.

(h)	Interest on indebtedness, if any, incurred by Source.

(i)	Costs of designing, printing and mailing periodic and other reports to shareholders, proxy statements, dividend notice and other communications to Source's shareholders.

(j)	Expenses of meeting of shareholders and trustees.

(k)	Brokers’ commissions, issue and transfer taxes, and other costs chargeable to Source in connection with security transactions to which Source is a party or with securities owned by Source.

(1)	Fees and expenses in connection with maintaining registration of Source and complying with the requirements of the Securities and Exchange Commission under the 1940 Act, the 1933 Act, the·1934 Act.

(l)	Advertising and public relations expenses.

(m)	The advisory fee payable hereunder has been negotiated on the understanding, and the parties hereto agree, that the Adviser bas received, and shall continue to receive, supplementary research and other information from broker-dealers which execute portfolio transactions for Source.

2

5.	COMPENSATION OF ADVISER

For the services to be rendered and the charges and expenses assumed by the Adviser herein, Source shall pay to the Adviser, in monthly installments, payable as soon as practicable and within five (5) days following the end of each month, a percentage of the total net assets of Source on the last business day of such month, computed as follows:

(a)	The monthly fee shall be 1/12th of the annualized percentage indicated below. The annualized percentage shall be determined by the total net assets of Source determined on the last business day of such month in accordance with the following table.

FEE SCHEDULE - ANNUALIZED PERCENTAGE

0.725% for the first $100 million of total net assets of Source;

0.700% for the next $100 million of total net assets of Source; and

0.675% for total net assets of Source over $200 million.

(b)	For the purpose of this Section 5, “total net assets” shall be determined at the close of business of the New York Stock Exchange on the last business day of each month.

(c)	The advisory fee shall be payable for the period commencing on the date hereof and ending on the date of termination hereof. If the Agreement is terminated, the fee shall be prorated for any fraction of a month at termination.

The advisory fee payable hereunder shall be reduced by.an amount which is equivalent to any solicitation fees received by the Adviser, or any affiliated person of the Adviser, in connection with a tender of portfolio securities of Source in acceptance of an exchange or tender offer. The Adviser shall use its best efforts to recapture any available solicitation fees.

The Adviser also agrees to reduce the fee payable hereunder by the amount by which certain operating expenses of Source (after the exclusions described below and after reflecting any advisory fee reduction provided for in the preceding paragraph) for any fiscal year shall exceed 1 1/2% of the first $30,000,000 of average total net assets, and 1% of the remaining average total net assets, of Source as determined monthly on the last business day of each month. For purposes of this expense limitation provision, the following expenses shall be excluded from total operating expenses in computing "certain operating expenses": (i) interest, (ii) taxes, (iii) any expenditures pursuant to Section 6 hereof for brokerage and research services, and (iv) any uncapitalized legal expenses of Source relating to specific portfolio securities or to any proposed acquisition or disposition thereof, and (v) any extraordinary expenses, such as those of litigation, merger, reorganization, or recapitalization. All expenditures, including costs incurred in connection with the purchase, holding, or sale of portfolio securities, -which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, shall be accounted for as capital items and not as expenses. Any accrued advisory. fee reduction under this expense limitation provision shall be withheld by source from the fees paid hereunder. Any additional reduction computed at the end. of the fiscal year shall be paid to Source within five days of the computations as a reduction of advisory fees paid during the fiscal year.

3

6.	BROKERAGE AND RESEARCH SERVICES

The advisory fee payable hereunder has been negotiated on the understanding, and the parties hereto agree, that the Adviser has received, and shall continue to receive, supplementary research and other information from brokers and dealers which execute portfolio transactions for source, The Adviser may employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Adviser or Source with such statistical and .other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to Source, or in the discharge of Adviser’s overall responsibilities with respect to any other accounts which it might serve as investment adviser. The Adviser and any person performing executive, administrative or trading functions for Source, whose services were made available to Source by the Adviser, are specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause Source to pay a member of a securities exchange, or any other securities broker or dealer, an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Adviser or such person determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as. such services are defined in Section 2B(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which Adviser exercises investment discretion (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934).

7.	OTHER ACTIVITIES

The Adviser may perform investment advisory, management or distribution services for other investment companies and other persons or companies, and affiliates of the Adviser may engage in other related or unrelated businesses. Except as otherwise required by the Investment Company Act of 1940, any of the shareholders, trustees, officers and employees of Source may be a shareholder, trustee, officer or employee of, or be otherwise interested in, the Adviser, and in any person controlled by or under common control with the Adviser, and the Adviser, and any person controlled by or under common control with the Adviser, may have an interest in Source.

8.	LIABILITY OF ADVISER

Neither the Adviser nor any of its officers, trustees or employees, nor any person performing executive, administrative or trading functions for Source whose services were made available to Source by the Adviser, shall be liable for any error of judgment or mistake of law or for any loss suffered by Source in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or negligence in the performance of its or his duties, on behalf of Source or from reckless disregard by the Adviser or any such person of the duties of the Adviser under this Agreement.

Without limiting the generality of the foregoing, neither the Adviser nor any such person shall be deemed to have acted unlawfully or to have breached any duty to Source under state or Federal law in effect at the date of the enactment of Section 28(e) of the Securities Exchange Act of 1934 solely by reason of having caused Source to pay a member of any securities exchange or any other securities broker or dealer, an amount of commission for effecting a securities ·transaction in excess of the commission another member of a securities exchange or another securities broker or dealer would have charged for effecting that transaction if the Adviser or such person determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the account as to which the Adviser exercises investment discretion.

4

9.	TERM OF AGREEMENT

This Agreement shall have an initial term of two years from the date hereof. It may be continued in effect thereafter by mutual consent, provided that such continuance shall be specifically approved at least annually by (i) the Board of Trustees of Source, or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of Source, and (ii) by a majority of Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

10.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of Source or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of source, on sixty (60) days’ written notice to the Adviser, or by the Adviser on like notice to Source. This Agreements all automatically terminate in the event of its assignment (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day of year first above written.

SOURCE CAPITAL

By:	/s/ Rita Dam

Name:	Rita Dam

Title:	Treasurer

FIRST PACIFIC ADVISORS, LP

By:	/s/ J. Richard Atwood

Name:	J. Richard Atwood

Title:	Director of FPA GP, Inc., General Partner

5